Exhibit 23.1

Consent of Independent Auditor

FTE Networks, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-225240) of FTE Networks, Inc. of our report dated March 2, 2020 relating to the statement of revenues and certain expenses of a specified rental home portfolio for the nine and twelve months ended September 30, 2019 and the year ended December 31, 2018, which report appears in this Current Report on Form 8-K/A (Amendment No.1) of FTE Networks, Inc. dated March 13, 2020.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 13, 2020